                                                                      EXHIBIT 18




January 17, 2000


Georgia-Carolina Bancshares, Inc.
Thomson, Georgia

Pursuant to your request, we have read the statements contained in note 5 to the consolidated financial statements included in the Form 10-KSB of Georgia-Carolina Bancshares, Inc. for the year ended December 31, 1999. As stated in note 5, "the Bank prospectively changed methods of accounting for depreciation from accelerated methods to the straight-line method for all depreciable assets placed in service on or after January 1, 1999." In addition, as stated in note 5, "Management of the Bank believes that utilizing the straight-line method is preferable as it more closely matches the methods utilized by peer institutions." You have requested a letter from us as your independent certified public accountants that you can file with the Securities and Exchange Commission indicating whether or not we believe the aforementioned change in method of accounting is preferable under your particular circumstances. This letter is submitted to you solely for that purpose.

Based on our reading of the information set forth in the Form 10-KSB of Georgia-Carolina Bancshares, Inc. for the year ended December 31, 1999, we believe (a) the newly adopted accounting principle is a generally accepted accounting principle, (b) the method of accounting for the change is in conformity with generally accepted accounting principles, (c) the Company has justified the use of the newly adopted accounting principle on the basis that it is preferable as required by Accounting Principles Board Opinion No. 20 and the Company's justification for the change is reasonable, and (d) there are no unusual circumstances such that the selection and application of the newly adopted accounting principle would make the financial statements taken as a whole misleading.

While there are a number of methods of computing depreciation that are acceptable under generally accepted accounting principles, we believe that, under your particular circumstances, the aforementioned change is to a preferable alternative accounting principle.

Very truly yours,

CHERRY, BEKAERT & HOLLAND, L.L.P.